EXHIBIT 99.2

                                                                 October 6, 1999

PSEG POWER LLC TO PURCHASE ALBANY STEAM  STATION FROM NIAGARA MOHAWK

  Second Acquisition Within a Week for the Newark-Based  Power Company

NEWARK, N.J., Oct. 6 /PRNewswire/ -- PSEG Power today announced an agreement with Niagara Mohawk (NYSE: NMK) to purchase the 400 megawatt Albany oil and gas-fired electric generating station for $47.5 million. Niagara Mohawk could also receive up to an additional $11.5 million if PSEG Power chooses to pursue redevelopment of the Albany Steam Station.

Under a transition power contract in place through September 2003, Niagara Mohawk will purchase electricity from PSEG Power at prices consistent with those negotiated in its PowerChoice regulatory agreement.

As part of the agreement, PSEG Power will accept the current collective bargaining agreement with the International Brotherhood of Electrical Workers Local 97 and will offer to continue employment for employees at the Albany Steam Station.

"The Purchase of the Albany plant, similar in design and operation to our own Sewaren plant, gives PSEG Power its first entry into a new and important power pool," said Frank Cassidy, president, PSEG Power. "Our plant operation and electric trading experience will allow us to both maximize the operation of the plant and participate in the ongoing development of the power pool (New York Power Pool).

"We look forward to working with the employees as we integrate the Albany plant into PSEG Power's portfolio and consider future expansion at the site," added Cassidy.

"We're pleased that PSEG Power is the successful bidder," said William E. Davis, Niagara Mohawk's chairman and chief executive officer. "We believe their commitment to invest in the competitive electric generation business offers the best opportunity for the Albany Steam Station to continue as a power producer, employer and taxpayer."

The sale is subject to approval by the New York Public Service Commission and various federal agencies. The parties expect to complete the transaction in the first quarter of 2000.

Albany Steam Station is a 400-megawatt plant on the west shore of the Hudson River in the town of Bethlehem, N.Y., three miles south of Albany. In operation since 1952, the plant was originally built to burn coal. It was converted to oil in 1970, and natural gas capability was added in 1981.

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Last November, Niagara Mohawk filed an application with the New York State Board on Electric Generation Siting and the Environment to redevelop the Albany Steam Station. Niagara Mohawk proposed to increase the plant's generating capacity to 750 megawatts, while substantially reducing air emissions and Hudson River water usage. A "Certification of Completeness" of the application is currently pending at the Siting Board. PSEG Power will consider continuation of the redevelopment efforts.

The agreement to purchase the Albany Steam Station is the latest step in positioning PSEG Power as a player in the regional energy market and follows last week's purchase from Conectiv of 544 megawatts of capacity to add to the 10,272 PSEG Power already owned in the northeast. This purchase will increase that capacity to 11,216 megawatts.

PSEG Power LLC (PSEG Power) is a wholesale electric generation and trading company operating in the northeastern United States. PSEG Power is an unregulated subsidiary of Public Service Enterprise Group Incorporated (PSEG) (NYSE: PEG), a diversified energy company. At the completion of this transaction, PSEG Power will own 11,216 megawatts of capacity in the northeast. Other subsidiaries of PSEG include: Public Service Electric and Gas Company (PSE&G), a regulated gas and electric delivery utility; PSEG Energy Technologies, an unregulated marketer of energy and energy services; PSEG Resources, which makes passive, energy related investments; and PSEG Global, which owns, develops and operates power plants and electric and gas distribution systems throughout the world.

SOURCE PSEG Power LLC

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"Safe Harbor"  Statement under the Private  Securities  Litigation Reform Act of
1995: Statements in this press release regarding PSEG's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.